Exhibit 10.81

August 28, 2014

Karlheinz Goehl-Medizintechnik Göhl

Hermann-Glockner-Str.

590763 Fuerth, Germany

Attn: Charly Goehl, CEO

Re: Extension of Term of the International Distribution Agreement

Dear Mr. Goehl:

The purpose of this letter is to confirm the extension of the term of, and changes to the payments required in, the International Distribution Agreement entered into between IsoRay Medical, Inc., a Delaware corporation (“IsoRay”), and Karlheinz Goehl-Medizintechnik Göhl (“Distributor”), dated as of October 31, 2011 (collectively, the “Agreement”).

Under the Agreement, the Agreement’s current term, as extended by letter agreement dated August 27, 2013, expires on August 31, 2014. IsoRay and Distributor now agree to extend the term to August 31, 2015.

IsoRay and Distributor also agree to replace Exhibit A of the Agreement with the Exhibit A attached hereto, for the purpose of updating the pricing of the Products. Distributor acknowledges and agrees that the new prices shall take effect on September 1, 2014 for all orders received on or after September 1, 2014, and the Notice Period contained in Section 3.9 of the Agreement is hereby waived.

IsoRay and Distributor further agree that Distributor shall make an additional payment annually to IsoRay equal to one-half of the annual minimum royalty due from IsoRay to Dr. Reddy’s Laboratories (EU) Ltd. (“Dr. Reddy’s"), pursuant to IsoRay’s License Agreement with Dr. Reddy’s dated June 1, 2011. Such payment shall be made by Distributor each year in which the Agreement is in effect, upon receipt of an invoice from IsoRay, with payment of Distributor’s portion of the 2014 minimum royalty payable within thirty (30) days of the date of this letter.

Except as set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. Each party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof.

IsoRay and Distributor each represent and acknowledge that it has the power and authority to enter into this letter. This letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IsoRay Medical, Inc.

By	/s/ Dwight Babcock
Dwight Babcock, CEO

The foregoing is accepted and agreed to on and as of the date first shown above,

Karlheinz Goehl-Medizintechnik Göhl

By	/s/ Charly Goehl
Charly Goehl, CEO

Exhibit A

International Distribution Agreement

Exhibit A -Product List and Distributor Pricing.

Code	Case Quantity	Product Description	Case Price (U.S.$)

1020	Total of ten (10)	2.0cm GliaSite RTS
Catheter Tray

1030	Total of ten (10)	3.0cm GliaSite RTS
		Catheter Tray	[**]

1040	Total of ten (10)	4.0cm GliaSite RTS
Catheter Tray

9005	Total of ten (10)	GliaSite RTS Access Tray	[**]

8150	1	Iotrex Radiotherapy Solution
		(1 ml vial)*	[**]

To be Determined		Gripper® Infusion Set
		with Separate Injection Site	To be Determined

* 96 hours advance notice required

* Iotrex will be shipped directly to hospital and billed to Distributor

Payments are due net thirty (30) days from date of invoice

Minimum order quantity is full case

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.